Exhibit 10.1

HIGHLY CONFIDENTIAL
EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

Virgin orbit holdings, Inc., AS THE SELLER,

EACH OF THE Affiliates of the Seller Listed on Schedule I

AND

ROCKET LAB USA, INC., AS THE BUYER

DATED AS OF MAY 23, 2023

TABLE OF CONTENTS

i

ii

SCHEDULES

Schedule I Other Selling Entities

SELLER DISCLOSURE SCHEDULES

Section 1.1(d) Permitted Encumbrances

Section 2.1 Purchased Assets

Section 2.2 Excluded Assets

Section 2.5(a) Cure Payments

Section 5.3(a) Required Consents and Approvals

Section 5.4 Legal Proceedings and Orders

Section 5.5 Permits

Section 5.6 Compliance with Laws

Section 5.7 Absence of Certain Developments

Section 5.8 Material Contracts

Section 5.12 Brokers

Section 7.1(b) Exceptions to Conduct of the Business Covenant

EXHIBITS

Exhibit A Form of Sale Order

Exhibit B Form of Assignment and Assumption Agreement

Exhibit C Form of Bill of Sale

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of May 23, 2023, by and among Virgin Orbit Holdings, Inc., a Delaware corporation (the “Seller”), the Affiliates of the Seller listed on Schedule I (such Affiliates, together with the Seller, the “Selling Entities”), and Rocket Lab USA, Inc., a Delaware corporation (the “Buyer”). Each of the Selling Entities and the Buyer are referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Article I.

RECITALS

WHEREAS, the Selling Entities commenced voluntary cases under the Bankruptcy Code in the Bankruptcy Court on April 4, 2023 (the “Petition Date”);

WHEREAS, each Selling Entity continues to be in possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its businesses as a debtor-in-possession;

WHEREAS, the Buyer desires to purchase from the Selling Entities, and the Selling Entities desire to sell to the Buyer, certain of the Selling Entities’ assets related to the Business, and the Buyer desires to assume from the Selling Entities, and the Selling Entities desire to assign to the Buyer, certain specified liabilities, in each case pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors (or similar governing body) of each Selling Entity has determined that it is advisable and in the best interests of such Selling Entity and its constituencies to enter into this Agreement and to consummate the Transactions provided for herein, subject to entry of the Sale Order, and each has approved the same;

WHEREAS, the Selling Entities and the Buyer have agreed that the sale, transfer and assignment of the Purchased Assets and the Assumed Liabilities from the Selling Entities to the Buyer shall be effected pursuant to sections 105, 363 and 365 of the Bankruptcy Code; and

WHEREAS, in connection with the Bankruptcy Case and subject to the terms and conditions contained herein, following entry of the Sale Order finding the Buyer as the prevailing bidder at the Auction, the Selling Entities shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Selling Entities, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, the Purchased Assets, and the Buyer shall assume from the Selling Entities the Assumed Liabilities, all as more specifically provided herein and in the Sale Order.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (and any similar term) means the power of one or more Persons to direct, or cause the direction of, the management or affairs of another Person by reason of ownership of voting stock, as general partner or managing member or by Contract or otherwise.

“Agreement” has the meaning given to such term in the Preamble hereto.

“Air Products Property” means all tanks, trailers, air products in such tanks or trailers, equipment and other personal property, which are identified in or subject to the Product Supply Agreement and related riders, orders, invoices, documents, agreements and instruments between Virgin Orbit, LLC and Air Products and Chemicals, Inc., (“APC”) dated June 11, 2021 (the “PSA”) and all personal property located at the Conant Facility specifically marked or identifiable by reference to the PSA as property of APC.

“Allocation” has the meaning given to such term in Section 3.3.

“Assignment and Assumption Agreement” means one or more Assignment and Assumption Agreements to be executed and delivered by the Buyer, and the Selling Entities at the Closing, substantially in the form of Exhibit B.

“Assumed Liabilities” has the meaning given to such term in Section 2.3.

“Assumed Real Property Lease” has the meaning given to such term in Section 2.1(c).

“Assumption Approval” has the meaning given to such term in Section 2.5(d).

“Auction” has the meaning set forth in the Bidding Procedures Order.

“Bankruptcy Case” means the Debtor Entities’ cases commenced under Chapter 11 of the Bankruptcy Code jointly administered under Case No. 23-10405 (KBO) in the Bankruptcy Court.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having competent jurisdiction over the Bankruptcy Case.

“Bidding Procedures Motion” means the Debtors’ Motion for Entry of (I) an Order (A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially all of the Debtors’ Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving the Manner of Notice Thereof, and (D) Granting Related Relief; and (II) an Order (A) Authorizing and Approving the Debtors Entry into an Asset Purchase Agreement, (B) Authorizing the Sale of All or Substantially All of the Debtors’ Assets Free and Clear of All Encumbrances, (C) Approving the Assumption and Assignment of the Assumed Contracts, and (D) Granting Related Relief, ECF No. 75, filed on April 7, 2023.

“Bidding Procedures Order” means the Bankruptcy Court’s Order (A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially all of the Debtors’ Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving the Manner of Notice Thereof, and (D) Granting Related Relief, ECF No. 201, entered on May 1, 2023.

“Bill of Sale” means one or more Bills of Sale to be executed and delivered by the Selling Entities to the Buyer at the Closing, substantially in the form of Exhibit C.

“Business” means the business of providing launch services for small satellites and associated space solutions, including, without limitation, designing, developing and manufacturing propulsion, avionics, navigation and structures for air launch systems.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Names” means the business or legal entity names designated as “Marks” or “Names” in that certain Amended and Restated Trademark License Agreement in the form attached as an annex to the Deed of Novation, Amendment and Restatement, dated as of August 22, 2021, by and among Virgin Enterprises Limited, Virgin Orbit, LLC and Virgin Orbit Holdings, Inc., and all other trademarks, brands and trade names of the Selling Entities, Virgin Enterprises Limited and their respective Affiliates, including “Cosmic Girl”, “Launcher One” and “Newton” (and any derivations thereof).

“Buyer” has the meaning given to such term in the Preamble hereto.

“Buyer Default Termination” has the meaning given to such term in Section 3.2.

“Buyer Fundamental Representations” has the meaning given to such term in Section 8.3(b).

“Buyer Related Party” means, collectively, the Buyer and its controlled Affiliates, and each of their respective directors, officers and managers.

“Buyer Releasing Party” has the meaning given to such term in Section 7.14(a).

“Cash Purchase Price” means an amount equal to (a) $16,118,684 minus (b) the Deposit. For the purposes of the definition of “Cash Purchase Price,” the “Deposit” shall not include any interest accrued on the amount deposited by the Buyer into escrow with the Escrow Agent pursuant to Section 3.2.

“Claim” has the meaning given to such term in Section 101(5) of the Bankruptcy Code.

“Closing” has the meaning given to such term in Section 4.1.

“Closing Date” has the meaning given to such term in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conant Facility” means the Selling Entities’ facility located at 4022 E. Conant Street, Long Beach, CA 90808.

“Confidentiality Agreement” means the Confidentiality Agreement, by and between Buyer and Seller, dated April 6, 2023.

“Consent” means any approval, consent, ratification, designation, permission, clearance, waiver or other authorization.

“Contract” means, with respect to any Person, any lease, sublease, contract, deed of trust, deed to secure debt, bond, indenture, guarantee, mortgage, license, sublicense or other legally enforceable agreement, instrument or obligation to which such Person is a party or by which such Person is bound.

“Cure Payments” has the meaning given to such term in Section 2.5(c).

“Cure Schedule” has the meaning given to such term in Section 7.9(b).

“Debtor Entities” means (a) the Seller, (b) Virgin Orbit National Systems, LLC; (c) Vieco USA, Inc.; (d) Virgin Orbit, LLC; and (e) JACM Holdings, Inc.

“Deposit” has the meaning given to such term in Section 3.2.

“DIP Obligations” has the meaning given to such term in the DIP Order.

“DIP Order” means the Final Order (I) Authorizing Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Claims With Superpriority Administrative Expense Status, (III) Granting Adequate Protection to the Prepetition Secured Party, (IV) Modifying the Automatic Stay and (V) Granting Related Relief, ECF No. 202, entered on May 1, 2023.

“Disputed VEI Cure Amount” has the meaning given to such term in Section 2.5(c).

“Documentary Materials” has the meaning given to such term in Section 2.1(e).

“Encumbrance” means any charge, lien (statutory or otherwise), mortgage or deed of trust, lease, hypothecation, assignment, deposit arrangement, claim, encumbrance, pledge, security interest, option, right of use, first offer or first refusal, easement, servitude, encroachment or similar restriction or other encumbrance affecting any right or title to the Purchased Assets.

“Enforceability Exceptions” has the meaning given to Section 5.2.

“Environmental Laws” means Laws relating to pollution, natural resources, Hazardous Materials, or the protection of the environment or to occupational health and safety (solely with respect to exposure to Hazardous Materials).

“Environmental Permits” means any permit, certificate, consent, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Escrow Agent” has the meaning given to such term in Section 3.2.

“Excluded Assets” has the meaning given to such term in Section 2.2.

“Excluded Liabilities” has the meaning given to such term in Section 2.4.

“Final Allocation” has the meaning given to such term in Section 3.3.

“Final Order” means a judgment or order of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Bankruptcy Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed (other than such modifications or amendments that are consented in writing to by the Buyer) and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have expired, as a result of which such proceeding or order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order not to be a Final Order.

“Fraud” means actual and intentional fraud under Delaware Law as determined by a court of competent jurisdiction, solely with respect to the representations and warranties expressly contained in Article V or Article VI (as qualified by the Seller Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) or in the certificates to be delivered pursuant to Section 8.2(b) or Section 8.3(b). Fraud shall not in any case include any claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, municipal, state, provincial, local or foreign governmental, quasi-governmental, administrative or regulatory authority, department, agency, board, bureau, commission or body (including any court, arbitral body or similar tribunal), including the Bankruptcy Court.

“Governmental Authorization” means any Permit or Consent issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Materials” means any material, substance or waste that is listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” a “pollutant,” or “contaminant,” (or words of similar intent or meaning) under any Environmental Laws.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, as to a particular matter, the actual knowledge, without due inquiry, of (a) with respect to the Buyer, Adam Spice and (b) with respect to any Selling Entity, Dan Hart.

“Law” means any federal, state, local, municipal or foreign law, statute, legislation, common law, rule, regulation, ruling, directive or other similar requirement having the effect of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by any Governmental Authority.

“Liability” means any indebtedness, obligation, lien, loss, damage, claim, fine, penalty, judgment, duty, responsibility, expense (including reasonable attorneys’ fees and reasonable costs of investigation and defense) or liability of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, direct or indirect, fixed, absolute or contingent, matured or unmatured, ascertained or ascertainable, disputed or undisputed, secured or unsecured, joint or several, vested or unvested, due or to become due, executory, determined or determinable, whether in contract, tort, strict liability, or otherwise.

“Material Adverse Effect” means any matter, event, change, condition, circumstance, development, occurrence or effect that has had, individually or in the aggregate, a material adverse effect on the Purchased Assets and the Assumed Liabilities, taken as a whole; provided, however, that none of the following events, changes, conditions, circumstances, developments, occurrences or effects shall be taken into account, individually or in the aggregate, in determining whether a “Material Adverse Effect” has occurred: (a) the announcement of the signing of this Agreement or the filing of the Petitions (including any action or inaction by the customers, suppliers, landlords, employees, consultants of the Selling Entities and their respective Affiliates as a result thereof) or compliance with any obligation (including any obligation to not take action) expressly required by this Agreement; (b) (i) the commencement or pendency of the Bankruptcy Case, (ii) any objections in the Bankruptcy Court to (A) this Agreement or any of the Transactions or thereby, (B) the Sale Order or the reorganization of the Selling Entities and their Affiliates, (C) the Bidding Procedures Motion or the Bidding Procedures Order or (D) the assumption or rejection of the Assumed Real Property Lease, or (iii) any Order of the Bankruptcy Court or any actions or omissions of the Debtor Entities in compliance therewith; (c) the negotiation, announcement or pendency of this Agreement or the Transactions, the identity, nature or ownership of the Buyer or the Buyer’s plans with respect to the Purchased Assets and the Assumed Liabilities; (d) (i) actions or omissions taken or not taken by or on behalf of the Selling Entities or any of their respective Affiliates at the express written request of the Buyer or its Affiliates or (ii) the failure to take any action if such action is expressly prohibited by this Agreement; (e) actions taken by the Buyer or its Affiliates; (f) actions not taken by or on behalf of the Selling Entities or any of their Affiliates which (i) require the approval of the Buyer, and (ii) with respect to which the Selling Entities have requested the approval of the Buyer and such approval was not timely provided; (g) changes in applicable Law or GAAP or other generally accepted accounting principles applicable to the Selling Entities, or in the interpretation, directives or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions; (h) volcanoes, tsunamis, pandemics, earthquakes, fires, floods, storms, hurricanes, tornadoes or other natural disasters; (i) changes in general economic conditions, currency exchange rates or United States or international debt or equity markets; (j) events or conditions generally affecting the industry or markets in which the Selling Entities operate; (k) national or international political or social conditions (including tariffs, riots or protests) or any national or international hostilities, acts of terror or acts of war (whether or not declared), or any escalation or worsening of any such conditions, hostilities, acts of terror or acts of war (whether or not declared); (l) any pandemic or epidemic (including COVID-19 or any variation thereof), including outbreaks or additional waves of outbreaks and any escalation or worsening thereof, of any contagious diseases and any direct or indirect consequence thereof; and (m) any launch failure, crash, fatality, launch or flight delay, launch or flight cancellation, or any other operational or other delays of the business of the Selling Entities and any other launch provider.

“OFAC” has the meaning given to such term in Section 5.13(a).

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or other award made, issued, entered or rendered by or with any Governmental Authority, whether preliminary, interlocutory or final, including any Order entered by the Bankruptcy Court in the Bankruptcy Case (including the Sale Order).

“Ordinary Course of Business” means, with respect to the Business, the ordinary and usual course of day-to-day operations of the Business (including acts and omissions of the Selling Entities and their Affiliates in respect of the Business in the ordinary and usual course) through the date hereof, consistent with past practice and operations during the pendency of a bankruptcy proceeding.

“Outside Date” has the meaning given to such term in Section 9.1(h).

“Party” or “Parties” has the meaning given to such term in the Preamble hereto.

“Permits” has the meaning given to such term in Section 5.5.

“Permitted Encumbrances” means: (a) Laws now or hereafter in effect relating to real property subject to the Real Property Lease, Encumbrances that are zoning regulations, building codes, entitlements and easements and similar Encumbrances, and other similar matters affecting title to the real property subject to the Real Property Lease and other title defects related to the real property subject to the Real Property Lease which do not have a Material Adverse Effect on the current use by the Selling Entities of the real property subject to the Real Property Lease, (b) all matters that would be disclosed on an accurate current survey or title report or are otherwise filed or recorded in the applicable public records of the property subject to the Real Property Lease that do not materially interfere with the current use by the Selling Entities of the property subject to the Real Property Lease, taken as a whole, (c) statutory liens creating a security interest in favor of landlords with respect to Purchased Assets which do not interfere with the current use of the real property subject to the Real Property Lease by the Selling Entities in any material respect, (d) Encumbrances related to the Assumed Real Property Lease which do not have a Material Adverse Effect on the current use of the property subject to the Real Property Lease by the Selling Entities, (e) Encumbrances contained in or created by the Assumed Real Property Lease and (f) the Encumbrances disclosed on Section 1.1(d) of the Seller Disclosure Schedule.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or Governmental Authority. References to any Person include such Person’s successors and permitted assigns.

“Petition” means the voluntary petition under Chapter 11 of the Bankruptcy Code filed by the Debtor Entities with the Bankruptcy Court.

“Petition Date” has the meaning given to such term in the Recitals.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceeding” has the meaning given to such term in Section 5.4.

“Purchase Price” has the meaning given to such term in Section 3.1(a).

“Purchased Assets” has the meaning given to such term in Section 2.1.

“Real Property Lease” means the real property lease (including any amendments thereto) to which a Selling Entity is a party for the Conant Facility.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, drinking water, ground water, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a particular Person, any director, officer, employee or other authorized representative of such Person or its Subsidiaries, including such Person’s attorneys, accountants, financial advisors and restructuring advisors.

“Resolution” has the meaning given to such term in Section 2.5(c).

“Sale Hearing” means the hearing at which the Bankruptcy Court considers entry of the Sale Order.

“Sale Order” means an Order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit A or otherwise reasonably acceptable to the Seller and the Buyer, which shall, among other things, (a) approve, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by the Selling Entities of this Agreement, (ii) the sale of the Purchased Assets to the Buyer on the terms set forth herein and free and clear of all Encumbrances (other than Permitted Encumbrances) and (iii) the performance by the Selling Entities of their respective obligations under this Agreement, (b) authorize each of the Selling Entities and the Buyer to execute and file termination statements, instruments of satisfaction, releases and similar documents with respect to all Encumbrances that any Person has with respect to the Purchased Assets, and (c) order that the Buyer is receiving good and marketable title to all of the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances).

“Seller” has the meaning given to such term in the Preamble hereto.

“Seller Disclosure Schedule” has the meaning given to such term in the Preamble to Article V.

“Seller Fundamental Representations” has the meaning given to such term in Section 8.2(b).

“Seller Properties” has the meaning given to such term in Section 5.10(b).

“Seller Related Party” means, collectively, the Selling Entities, their respective Affiliates, and their respective directors, officers and managers.

“Seller Released Party” has the meaning given to such term in Section 7.14(a).

“Selling Entities” has the meaning given to such term in the Preamble hereto.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, (a) any corporation or similar entity of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such corporation or similar entity, is held, directly or indirectly by such Person and (b) any partnership, limited liability company or similar entity of which (i) such Person is a general partner or managing member or has the power to direct the policies, management or affairs or (ii) such Person possesses a 50% or greater interest in the total capitalization or total income of such partnership, limited liability company or similar entity.

“Tax” means all U.S. federal, state, local or non-U.S. income, gross receipts, capital gains, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, estimated, or similar taxes imposed by any Governmental Authority (to the extent the foregoing are taxes or in the nature of a tax), and including any interest, penalty, or addition thereto.

“Tax Return” means any return, claim for refund, declaration, report, statement, information return or other similar document (including any related or supporting information, amendments, schedule or supplements of any of the foregoing) required to be filed with any Governmental Authority with respect to Taxes.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Deeds, and any other Contract to be entered into by the Parties in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of the Purchased Assets in exchange for the Purchase Price and the assumption of the Assumed Liabilities.

“Transfer Taxes” has the meaning given to such term in Section 7.7(a).

“VEI Cure Payment Escrow” has the meaning given to such term in Section 2.5(c).

Section 1.2 Construction. The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The terms “including,” “includes” or similar terms when used herein shall mean “including, without limitation,” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” when used in this Agreement is not meant to be exclusive unless expressly indicated otherwise. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, if applicable, and such phrase does not mean simply “if.” The word “will” shall be construed to have the same meaning as the word “shall.” Any reference to “days” means calendar days unless Business Days are expressly specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. Any reference to any federal, state, provincial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise indicated, references to (a) Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of and to this Agreement, (b) references to $ (dollars) are to United States Dollars and (c) a Contract means such Contract as amended from time to time. All accounting terms used in this Agreement and not otherwise defined herein have the meanings assigned to them under GAAP. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day. All references to dates and times herein, except as otherwise specifically noted, shall refer to New York City time.

ARTICLE II
PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Selling Entities shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Selling Entities, all of the Selling Entities’ right, title and interest, free and clear of all Liabilities and Encumbrances (other than the Assumed Liabilities and Permitted Encumbrances), in and to all of the assets of the Selling Entities set forth on Section 2.1 of the Seller Disclosure Schedule (collectively, the “Purchased Assets”); provided, however, that notwithstanding anything to the contrary herein, the Purchased Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Purchased Assets shall include all of the Selling Entities’ right, title and interest in and to the following (except to the extent listed as, or otherwise constituting, an Excluded Asset):

(a) all accounts receivable of the Selling Entities arising under the Assumed Real Property Lease;

(b) all royalties, advances, prepaid assets, security and other deposits, prepayments and other current assets relating to the Assumed Real Property Lease;

(c) the Real Property Lease (as amended from time to time in accordance with Section 2.5 hereof, the “Assumed Real Property Lease”) assumed and assigned to the Buyer pursuant to Section 2.5;

(d) all items of machinery, equipment, supplies, furniture, fixtures, leasehold improvements (to the extent of the Selling Entities’ rights to any leasehold improvements under the Assumed Real Property Lease) and other tangible personal property and fixed assets owned by the Selling Entities as of the Closing located at the Conant Facility;

(e) all books, records, information, files, data and plans (whether written, electronic or in any other medium) and similar items of the Selling Entities as of the Closing in each case exclusively related to the Purchased Assets (collectively, the “Documentary Materials”);

(f) all Environmental Permits needed for operations at sites subject to the Assumed Real Property Lease, to the extent such Environmental Permits are transferable; and

(g) any rights, claims or causes of action as of the Closing of any Selling Entity relating to or arising against counterparties to the Assumed Real Property Lease in respect of the assets, properties, conduct of business or operations of such Selling Entity that arise from and after the Petition Date or relate to events, facts and circumstances first existing after the Petition Date, excluding any rights, claims or causes of action that relate to any Excluded Assets or Excluded Liabilities and excluding any accounts receivable.

Section 2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, in no event shall any Selling Entity be deemed to sell, transfer, assign, convey, or deliver, and each Selling Entity shall retain all right, title, and interest to, in and under all assets, properties, interests, and rights of such Selling Entity, that are not Purchased Assets (collectively, the “Excluded Assets”), including such assets set forth on Section 2.2 of the Seller Disclosure Schedule.

Section 2.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, effective as of the Closing, the Buyer shall assume from the Selling Entities (and from and after the Closing pay, perform and discharge when due in accordance with their respective terms), and the Selling Entities shall convey, transfer and assign to the Buyer, the Assumed Liabilities; provided, however, that notwithstanding anything to the contrary herein, the Assumed Liabilities shall not include any Excluded Liabilities. For purposes of this Agreement, “Assumed Liabilities” means, without duplication, only the following Liabilities (to the extent not paid prior to the Closing):

(a) all Liabilities arising out of or relating to the Purchased Assets (including any accounts payable or other amounts payable), in each case, to the extent such Liabilities arise from and after the Closing or relate to events, facts and circumstances first existing after the Closing; and

(b) all Liabilities of the Selling Entities arising under the Assumed Real Property Lease.

Section 2.4 Excluded Liabilities. Notwithstanding anything to the contrary herein, the Buyer shall not assume or be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities, obligations or claims that are not Assumed Liabilities, including all Liabilities arising out of, relating to or otherwise in respect of the ownership or operation of the Purchased Assets on or prior to the Closing Date, and whether absolute, contingent, accrued, known, or unknown (the “Excluded Liabilities”). All such Excluded Liabilities, obligations, or claims, whether known or unknown, direct or contingent, in litigation or threatened, or not yet asserted, shall be retained by and remain Liabilities, obligations or claims of the Selling Entities.

Section 2.5 Assumption and Assignment of Certain Contracts. The Sale Order shall provide for the assumption by the Buyer, and the Sale Order shall, to the extent permitted by Law, provide for the assignment by the Selling Entities to the Buyer, effective upon the Closing, of the Assumed Real Property Lease on the terms and conditions set forth in the remainder of this Section 2.5.

(a) The Debtor Entities shall use commercially reasonable efforts to provide timely and proper written notice of the Sale Hearing to all parties to the Assumed Real Property Lease and take all other actions reasonably necessary to cause the Assumed Real Property Lease to be assumed by the Debtor Entities and assigned to the Buyer pursuant to section 365 of the Bankruptcy Code. At the Closing, the Debtor Entities shall assume and assign to the Buyer the Assumed Real Property Lease pursuant to sections 363 and 365 of the Bankruptcy Code. Section 2.5(a) of the Seller Disclosure Schedule sets forth the Seller’s good faith estimate (on a vendor by vendor basis) as of the date of this Agreement of the amounts necessary to cure defaults, if any, with respect to the counterparty to the Assumed Real Property Lease, as determined by the Seller based on the Seller’s books and records and good faith judgment. The Seller shall provide an update of such good faith estimate not less than two (2) Business Days prior to the Closing Date.

(b) The Debtor Entities shall file the Cure Schedule no later than the deadline established by the Bidding Procedures Order. Pursuant to the Bidding Procedures Order, the Bankruptcy Court shall deem any non-debtor party to a Contract included on the Cure Schedule that does not timely file an objection with the Bankruptcy Court pursuant to the procedures set forth in the Bidding Procedures Order and prior to the applicable deadline set forth in the Bidding Procedures Order to have given any required Consent to the assumption of such Contract by the Debtor Entity and assignment to the Buyer if, and to the extent that, pursuant to the Sale Order or other order of the Bankruptcy Court, the applicable Debtor Entity is authorized to assume and assign the Contract to the Buyer and the Buyer is authorized to accept such Assumed Real Property Lease pursuant to section 365 of the Bankruptcy Code.

(c) The Seller shall pay all of the cure amounts, as determined by the Bankruptcy Court, if any, necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Assumed Real Property Lease, including any amounts payable to any landlord or counterparty under the Assumed Real Property Lease that relates to the period prior to the Assumption Approval and any amounts required to satisfy state Tax claims related to the transfer of any Real Property Lease (such amounts, collectively, the “Cure Payments”). The Buyer shall not be responsible for any Cure Payments or other amounts owing or otherwise arising under the Assumed Real Property Lease arising prior to the Closing Date (including the VEI Cure Payments (as defined in Section 2.5(a) of the Seller Disclosure Schedule)) and all such amounts shall be Excluded Liabilities. Notwithstanding anything in this Agreement or the Sale Order to the contrary, (i) $723,080 (the “Disputed VEI Cure Amount”) of the Cash Purchase Price shall be placed in an escrow account held by the Debtors (the “VEI Cure Payment Escrow”). The Disputed VEI Cure Amount shall remain in the VEI Cure Payment Escrow pending further order of the Bankruptcy Court regarding the VEI Cure Payments and the VEI Liens (as defined in Section 2.5(a) of the Seller Disclosure Schedule) or agreement between the Debtors and Vogel Engineers, Inc. regarding the VEI Cure Payments, the VEI Liens and the payment of the Disputed VEI Cure Amount (either, a “Resolution”). Within two (2) Business Days of a Resolution, Seller shall make the applicable Cure Payments, if any, in exchange for the full release of all asserted liens, where applicable.

(d) The Seller shall use its commercially reasonable efforts to obtain an order of the Bankruptcy Court to assign the Assumed Real Property Lease to the Buyer designated by the Seller (the “Assumption Approval”) on the terms set forth in this Section 2.5. In the event the Selling Entities are unable to assign such Assumed Real Property Lease to the Buyer pursuant to an order of the Bankruptcy Court, then the Parties shall use commercially reasonable efforts prior to the Closing to obtain, and to cooperate in obtaining, all Consents and Governmental Authorizations from Governmental Authorities and third parties necessary to assume and assign such Assumed Real Property Lease to the Buyer; provided, however, that the Seller shall not be required to pay any amount or incur any obligation to any Person from whom any such Consent or Governmental Authorization may be required in order to obtain such Consent.

(e) Notwithstanding the foregoing, a Contract shall not be an Assumed Real Property Lease hereunder and shall not be assigned to or assumed by the Buyer to the extent that such Contract (i) is rejected by a Debtor Entity or terminated by a Selling Entity or the other party thereto, or terminates or expires by its terms, prior to the Closing and is not continued or otherwise extended upon assumption or (ii) requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to the Buyer of the Debtor Entities’ rights under such Contract, if such Consent or Governmental Authorization has not been obtained prior to the Closing.

Section 2.6 Consents to Certain Assignments.

(a) If (i) notwithstanding the applicable provisions of Sections 363 and 365 of the Bankruptcy Code and the Sale Order and the commercially reasonable efforts of the Selling Entities and Buyer pursuant to Section 2.5(d), any Consent or Governmental Authorization is not obtained prior to Closing and as a result thereof the Buyer shall be prevented by a third party from receiving the rights and benefits with respect to a Purchased Asset intended to be transferred hereunder, or (ii) any Purchased Asset is not otherwise capable of sale and/or assignment (after giving effect to the Sale Order and the Bankruptcy Code), then, in any such case, the Selling Entities shall, prior to the closing of the Bankruptcy Case and subject to any approval of the Bankruptcy Court that may be required and at the request of the Buyer, cooperate with Buyer in any lawful and commercially reasonable arrangement under which the Buyer would, to the extent practicable, obtain (for no additional cost or consideration) the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer, and the Buyer shall assume any related burden and obligation with respect to such Purchased Asset to the extent such burden and obligation would constitute an Assumed Liability if such Purchased Asset was transferred at Closing; provided, that the Selling Entities’ cooperation obligations contemplated by this Section 2.6 shall not include any obligation by any Selling Entity or any of its Affiliates to pay money (advance or otherwise) to any third party or to incur out-of-pocket expenses unless the Buyer funds such amounts. The Buyer shall cooperate with the Selling Entities in order to enable the Selling Entities to provide to the Buyer the benefits contemplated by this Section 2.6. The Selling Entities shall as promptly as practicable pay to the Buyer when received all monies received by the Selling Entities attributable to such Purchased Asset from and after the Closing Date and the Buyer shall promptly pay the Selling Entities for all reasonable and documented out-of-pocket costs incurred by the applicable Selling Entities associated with, arising or resulting from such arrangement.

(b) Without limiting anything contained in this Section 2.6, from and after the Closing and until the receipt of all consents or approvals required to effect the transfer (by novation or assignment or otherwise) of the Assumed Real Property Lease (such transfers, the “Contract Assignments”) in accordance with this Section 2.6(b): (i) the Parties undertake and agree to, as promptly as practicable and advisable, negotiate in good faith and take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable on their respective parts to execute and enter into a Subcontract Agreement Pending Novation (the “Subcontract Agreement Pending Novation”) concerning the disposition of the Assumed Real Property Lease not yet assigned at Closing; and (ii) the Parties shall use commercially reasonable efforts to obtain any consents or approvals of any Governmental Authority, including by jointly preparing, in accordance with 48 C.F.R. Subpart 42.12, and any applicable agency regulations or policies, written requests meeting the requirements of 48 C.F.R. Subpart 42.12, as reasonably interpreted by the applicable responsible contracting officer (as such term is used in 48 C.F.R. Subpart 42.1202, each, a “Responsible Contracting Officer”), which shall be in form and substance reasonably satisfactory to the Parties and which shall be submitted by the applicable Selling Entity to the applicable Responsible

Contracting Officer to (A) recognize Buyer as such Selling Entity’s successor-in-interest to such Assumed Real Property Lease, and (B) enter into one or more novation agreements, and such other documents as the applicable Governmental Authorities may require, in form and substance reasonably satisfactory to the Parties, pursuant to which, subject to the requirements of 48 C.F.R Subpart 42.12, all of such Selling Entity’s right, title and interest in and to, and all of such Selling Entity’s obligations and liabilities under, such Assumed Real Property Lease shall be validly conveyed, transferred and assigned and novated to the Buyer, in each case in order to permit the Contract Assignments as promptly as reasonably practicable following the Closing.

(c) To the extent that the Buyer has not obtained all of the Permits included in the Purchased Assets that are necessary for the Buyer to take title to all of the Purchased Assets at the Closing and to operate all aspects of the Business as of immediately following the Closing in a substantially similar manner in all material respects as it was operated by the Selling Entities immediately prior to the Closing, the Selling Entities shall, to the extent permitted by applicable Laws, use commercially reasonable efforts to maintain after the Closing such Permits that the Buyer reasonably requests, at the Buyer’s sole expense, until the earlier of the time the Buyer has obtained such Permits and six (6) months following the Closing (or the remaining term of any such Permit or the closing of the Bankruptcy Case, if shorter).

Section 2.7 Wrong Pockets.

(a) During the six (6) month period following the Closing, if either the Buyer or any Selling Entity becomes aware that any right, property or asset forming part of the Purchased Assets has not been transferred to the Buyer or that any right, property or asset forming part of the Excluded Assets has been transferred to the Buyer, such Party shall promptly notify the other Party and the Parties shall, as soon as reasonably practicable thereafter, use commercially reasonable efforts to cause such right, property or asset to be transferred at the expense of the Party that is seeking the assets to be transferred to it and with any necessary prior Consent, to (i) the Buyer, in the case of any right, property or asset forming part of the Purchased Assets which was not transferred to the Buyer at or in connection with the Closing, or (ii) the applicable Selling Entity, in the case of any right, property or asset not forming part of the Excluded Assets which was transferred to the Buyer at the Closing.

(b) From and after the Closing, if either the Buyer or any Selling Entity or any of their respective Affiliates receives any (i) funds or property that is, in the reasonable determination of the receiving Party, intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any other Transaction Document, the receiving Party shall promptly use commercially reasonable efforts to (A) notify and (B) forward such funds or property to, the other Party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such funds or property, whether in connection with a dispute under this Agreement or any other Transaction Document or otherwise) or (ii) mail, courier package, facsimile transmission, purchase order, invoice, service request or other document that is, in the reasonable determination of the receiving Party, intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any other Transaction Document, the receiving Party shall promptly use commercially reasonable efforts to (A) notify and (B) forward such document or property to, the other Party.

(c) From and after the Closing, if either the Buyer or any Selling Entity or any of their respective Affiliates pays any amount to any third party in satisfaction of any Liability of the other Party pursuant to the terms of this Agreement or any other Transaction Document, (i) the paying Party shall promptly notify the other Party of such payment and (ii) to the extent the paying Party is not obligated to make such payment pursuant to the terms of this Agreement or any other Transaction Document, the other Party shall promptly reimburse the paying Party for the amount so paid by the paying Party to such third party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such amount, whether in connection with a dispute under this Agreement or any other Transaction Document or otherwise).

Section 2.8 Air Products Property. The Parties acknowledge that: (a) Air Products Property, and (b) all personal property at the Conant Facility, specifically marked or identifiable by reference to the PSA as the property of APC, are (i) property of APC and are not property of the Selling Entities, and (ii) are not Purchased Assets or Excluded Assets.

ARTICLE III
PURCHASE PRICE; DEPOSIT

Section 3.1 Purchase Price.

(a) The consideration for the sale and transfer of the Purchased Assets from the Selling Entities to the Buyer shall be: (i) an amount in cash equal to the Cash Purchase Price, (ii) the Deposit and (iii) the assumption of the Assumed Liabilities by execution of the Assignment and Assumption Agreement (collectively, the “Purchase Price”).

(b) On the Closing Date, the Buyer shall pay or cause to be paid to the Seller or its designee(s), by wire transfer of immediately available funds to an account or series of accounts designated in writing by the Seller prior to the Closing, an amount or amounts in cash equal, in the aggregate, to the Cash Purchase Price.

Section 3.2 Deposit Escrow. At or prior to the Closing, the Buyer shall (i) deposit immediately into escrow with Citibank NA (the “Escrow Agent”) an amount equal to one million six-hundred twenty-four thousand seven hundred ninety dollars and ten cents ($1,624,790.10), and (ii) deposit any additional amounts required to be deposited following the Auction pursuant to the terms of the Bidding Procedures Order (the amounts so deposited pursuant to the foregoing clauses (i) and (ii), together with any interest accrued thereon prior to the Closing Date, the “Deposit”) by wire transfer of immediately available funds pursuant to the terms of this Agreement. The Deposit shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any of the Parties; provided, that the Seller’s right to receive the Deposit in accordance with the terms of this Agreement shall be subject to the liens securing the DIP Obligations. The Deposit shall become payable to the Seller upon the earlier of (i) the Closing or (ii) the termination of this Agreement by the Seller pursuant to Section 9.1(d) or Section 9.1(i) (any such termination described in the foregoing clause (ii), a “Buyer Default Termination”). If the Closing occurs, the Deposit shall be delivered to an account designated by the Seller by wire transfer of immediately available funds as payment of a portion of the Purchase Price. If the Deposit becomes payable to the Seller by reason of a Buyer Default Termination, then either (A) the Seller and the Buyer shall jointly instruct the Escrow Agent to disburse, or (B) the Seller or the Buyer shall deliver to the Escrow Agent a final and non-appealable written Order from a court of competent jurisdiction directing the Escrow Agent to disburse, the Deposit to the Seller, in each case in accordance with this Agreement, and the Escrow Agent shall, within two (2) Business Days after receiving such joint written instruction or Order, as the case may be, disburse the Deposit by wire transfer of immediately available funds to the account designated in writing by the Seller to be retained by the Seller for its own account. If this Agreement or the transactions contemplated herein are terminated other than for a termination which constitutes a Buyer Default Termination, then either (A) the Seller and the Buyer shall jointly instruct the Escrow Agent to return, or (B) the Seller or the Buyer shall deliver to the Escrow Agent a final and non-appealable written Order from a court of competent jurisdiction directing the Escrow Agent to return, and the Escrow Agent shall, within two (2) Business Days after such instruction, return to the Buyer the Deposit by wire transfer of immediately available funds to the account designated in writing by the Buyer. The Escrow Agent’s escrow fees and charges shall be paid by the Buyer. The Parties agree that Seller’s right to retain the Deposit, as set forth in this Section 3.2 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Seller for its efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

Section 3.3 Allocation. The Seller shall, not later than thirty (30) days after the Closing Date, prepare and deliver to the Buyer an allocation of the Purchase Price ((with respect to the Assumed Liabilities and other relevant items, to the extent properly taken into account for Tax purposes) among the Purchased Assets (the “Allocation”) in accordance with Section 1060 of the Code, the Treasury Regulations thereunder and other applicable Law for the Buyer’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Any reasonable comments provided by the Buyer to the Seller in accordance with this Section 3.3 shall be considered by the Seller in good faith. The Allocation shall be conclusive and binding on the Parties unless the Buyer notifies the Seller in writing that the Buyer objects to one or more items reflected in the Allocation, and specify the reasonable basis for such objection, within ten (10) days after delivery to the Buyer of the Allocation. In the case of such an objection, the Seller and the Buyer shall negotiate in good faith to resolve any disputed items. Any resolution by the Seller and the Buyer shall be conclusive and binding on the parties once set forth in writing (any such conclusive and binding Allocation, the “Final Allocation”). If the Seller and the Buyer are unable to resolve all disputed items within fifteen (15) days after the delivery of the Buyer’s written objection to the Seller, the Buyer and the Seller shall jointly retain a mutually agreed independent internationally recognized accounting firm (the “Accounting Firm”) (which may in turn select an appraiser, if needed) to resolve any disputed item(s). The costs, fees and expenses of the Accounting Firm shall be borne half by the Buyer and half by the Seller. The Accounting Firm shall resolve any such dispute within thirty (30) days after the retention, and the Final Allocation shall be adjusted to reflect any such resolution of any disputed item(s). The Parties agree to (and shall cause their affiliates to) file all Tax Returns (including the filing of IRS Form 8594 with their U.S. federal income Tax Return for the taxable year that includes the date of the Closing) consistent with, and shall not take any position in connection with Tax matters that is inconsistent with, the Final Allocation unless otherwise required by a final determination within the meaning of Section 1313 of the Code or any corresponding provision of state, local or non-U.S. Law, or as the Buyer or the Seller (as applicable) determines is necessary to settle a dispute with a Tax authority after making a good faith effort to defend the Final Allocation. In the event that a Governmental Authority disputes the Final Allocation, the Party receiving notice of such dispute shall promptly notify the other Party hereto, and the Seller and the Buyer shall, and shall cause their respective Affiliates to, use their reasonable best efforts to defend such Final Allocation in any applicable proceeding. Notwithstanding the foregoing, in administering the Bankruptcy Case, the Bankruptcy Court shall not be required to apply the Final Allocation, and neither the Debtors, nor any other parties in interest, shall be bound by such Final Allocation, for purposes of determining the manner in which the Purchase Price should be allocated either, as between the Selling Entities and their respective estates, or as among the Purchased Assets themselves, for non-tax purposes.

ARTICLE IV
THE CLOSING

Section 4.1 Time and Place of the Closing. Upon the terms and subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, at 8:00 a.m. (eastern time) as promptly as practicable, and at no time later than the third (3rd) Business Day following the date on which the conditions set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party in writing (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at or prior to the Closing), or at such other place and time as the Buyer and the Seller may mutually agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.” All actions to be taken and all documents to be executed and delivered by the parties hereto on the Closing Date shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

Section 4.2 Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver or cause to be delivered the following to the Buyer:

(a) the Bill of Sale, duly executed by the Selling Entities;

(b) the Assignment and Assumption Agreement, duly executed by the Selling Entities;

(c) a copy of the Sale Order as entered by the Bankruptcy Court;

(d) the certificate contemplated by Section 8.2(c);

(e) certified copies of the resolutions duly adopted by the Selling Entities’ board of directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and each of the Transactions; and

(f) a properly completed and duly executed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, from each Selling Entity (or, if applicable, its regarded owner for U.S. federal income tax purposes).

Section 4.3 Deliveries by the Buyer. At or prior to the Closing, the Buyer shall deliver or cause to be delivered the following to the Seller:

(a) the Cash Purchase Price, payable in accordance with Section 3.1(b);

(b) the Deposit in accordance with Section 3.2;

(c) the Bill of Sale, duly executed by the Buyer;

(d) the Assignment and Assumption Agreement, duly executed by the Buyer; and

(e) the certificate contemplated by Section 8.3(c).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLING ENTITIES

Except (a) as set forth in the disclosure schedule delivered by the Seller to the Buyer (the “Seller Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article V to which the information in such schedule relates; provided, however, that, disclosure in the Seller Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Article V to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent from the face of such disclosure that such disclosure relates to such other sections), and (b) such exceptions that result from the entry of the Sale Order and any other Orders of the Bankruptcy Court necessary to consummate the Transactions, each Selling Entity hereby represents and warrants to the Buyer as follows:

Section 5.1 Organization, Standing and Corporate Power. Each Selling Entity is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Prior to the commencement of the Bankruptcy Case, each Debtor Entity is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Selling Entity is in violation of any of the provisions of its organizational or governing documents, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.2 Authority; Execution and Delivery; Enforceability. Each of the Selling Entities has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform and comply with each of its obligations hereunder and thereunder and, upon entry and effectiveness of the Sale Order, in accordance with the terms hereof and thereof, will have all necessary corporate or similar authority to consummate the Transactions. The execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents to which any Selling Entity is a party, the performance and compliance by the Selling Entities with each of their obligations herein and therein, and the consummation by the Selling Entities of the Transactions have been duly and validly authorized and approved by all necessary corporate or other action on the part of the Selling Entities, and no other corporate or other Proceedings on the part of the Selling Entities and no other stockholder votes are necessary to authorize the execution of this Agreement or the other Transaction Documents, or the performance or consummation by the Selling Entities of the Transactions. Each Selling Entity has duly and validly executed and delivered this Agreement and will (as of the Closing) duly and validly execute and deliver the other Transaction Documents to which it is a party and, assuming the due authorization, execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is party, and by the other parties to the Transaction Documents, this Agreement constitutes and the other Transaction Documents will constitute (as of the Closing) legal, valid and binding obligations of each Selling Entity, enforceable against such Selling Entity in accordance with its terms, subject in all cases to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) general equitable principles, whether considered in a proceeding at law or in equity (such exceptions described in the foregoing clauses (a), (b) and (c), collectively, collectively, the “Enforceability Exceptions”).

Section 5.3 No Conflicts.

(a) The authorization, execution and delivery of this Agreement and the other Transaction Documents does not and will not, and the performance by the Selling Entities of this Agreement and the other Transaction Documents will not, except to the extent excused by or unenforceable as a result of the filing of the Bankruptcy Case and except for the entry and effectiveness of the Sale Order, with or without notice, lapse of time or both, (i) conflict with or violate any provision of any Selling Entity’s organizational or governing documents, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained and all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law, Permit or Order applicable to any Selling Entity or by which any property or asset of any Selling Entity is bound or affected, or (iii) except as set forth in Section 5.3(a) of the Seller Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance (other than a Permitted Encumbrance with respect to the Assumed Real Property Lease), in each case on or with respect to any Purchased Assets pursuant to or under, the Assumed Real Property Lease or any material Permit to which any Selling Entity is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the Buyer in Section 6.3(a), the execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents does not and will not, and the consummation by the Selling Entities of the Transactions and compliance by the Selling Entities with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) compliance with any applicable requirements under the Regulatory Laws, (ii) the entry of the Sale Order by the Bankruptcy Court and (iii) such other Consents where the failure to obtain such Consents would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 5.4 Legal Proceedings and Orders. Except as has not had, or would not reasonably be expected to have, a Material Adverse Effect, or except as described in Section 5.4 of the Seller Disclosure Schedule, other than in connection with the Bankruptcy Case, there is no pending or, to the Knowledge of the Seller, threatened action, suit, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding) or investigation pending or being heard by or before any Governmental Authority, arbitrator, arbitration panel or any other Person (each a “Proceeding”) against or affecting the Selling Entities, and as of the date hereof, no Person has commenced or, to the Knowledge of the Seller, threatened in writing to commence any Proceeding (a) that relates to and would reasonably be expected to materially and adversely affect any of the Purchased Assets or (b) that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement. To the Knowledge of the Seller, except as described in Section 5.4 of the Seller Disclosure Schedule, there is no material Order to which any of the Selling Entities or any of the Purchased Assets is subject.

Section 5.5 Permits. Except as set forth in Section 5.5 of the Seller Disclosure Schedule, other than in connection with or as a result of the Bankruptcy Case, each of the Selling Entities, has all material federal, state, provincial, local and foreign governmental licenses, franchises, permits, certificates, registrations, consents, certificates, rights, agreements, approvals, orders, exemptions, billing, qualifications and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.6 Compliance with Law. Each of the Selling Entities is in compliance and since January 1, 2021 has been in compliance with all Laws and Orders relating to the Purchased Assets (including the use thereof) and the conduct of the Business, except (a) for such past noncompliance as has been remedied and imposes no continuing current or future obligations or costs on such Selling Entity (as applicable), (b) as has not had, or would not reasonably be expected to result in, a Material Adverse Effect or (c) except as set forth in Section 5.6 of the Seller Disclosure Schedule. None of the Selling Entities has received any written citation, complaint, Order, or other communication since January 1, 2021 from a Governmental Authority that alleges that such Selling Entity is not in compliance with any Law or Order, except where any non-compliance, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect.

Section 5.7 Absence of Certain Developments. Since January 1, 2023, except as set forth on Section 5.7 of the Seller Disclosure Schedule and other than in connection with the Bankruptcy Case, no matter, event, change, condition, circumstance, development, occurrence or effect has occurred that would result in a Material Adverse Effect.

Section 5.8 Material Contracts.

(a) The Real Property Lease is a valid and binding obligation of each Selling Entity party thereto, as applicable, and, to the Knowledge of the Seller, the other parties thereto, enforceable against each of them in accordance with its terms, except, in each case, (i) as such enforceability may be limited by the Enforceability Exceptions, (ii) as set forth in Section 5.8(a) of the Seller Disclosure Schedule, or (iii) as would not reasonably be expected to materially and adversely affect any of the Purchased Assets.

(b) None of the Selling Entities is, and to the Knowledge of the Seller, the other parties thereto are not, in breach of the Real Property Lease, and none of the Selling Entities has waived any material rights under the Real Property Lease, except, in each case, (i) as a result of the Bankruptcy Case, (ii) as would not reasonably be expected to materially and adversely affect any of the Purchased Assets, (iii) as set forth in Section 5.8(b) of the Seller Disclosure Schedule, (iii) as may be cured upon entry of the Sale Order and payment of the Cure Payments, or (iv) for Contracts that have been or will be rejected in the Bankruptcy Case.

Section 5.9 Taxes. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect:

(a) all Tax Returns relating to the Purchased Assets that are required by applicable Law to be filed by or with respect to any Selling Entity have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;

(b) each of the Selling Entities has timely paid all Taxes relating to the Purchased Assets due and owing by it, including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party, other than Taxes not due as of the date of the filing of the Bankruptcy Case as to which subsequent payment was not required by reason of the Bankruptcy Cases or Taxes that are being contested in good faith in appropriate Proceedings;

(c) no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority in writing against the Selling Entities relating to the Purchased Assets except, in each case, for deficiencies which have been fully satisfied by payment, settled or withdrawn or adequately reserved for in accordance with GAAP or other generally accepted accounting principles applicable to the financial statements of the Selling Entities;

(d) there are no audits, examinations, investigations or other proceedings ongoing or pending against or with respect to the Selling Entities in respect of any Taxes relating to the Purchased Assets, and no written notification has been received by the Selling Entities that such an audit, examination, investigation or other proceeding has been proposed; and

(e) there are no Encumbrances for Taxes relating to the Purchased Assets upon any property or assets of the Selling Entities.

Section 5.10 Title to Purchased Assets; Real Property.

(a) The Selling Entities have good and marketable title in all material respects to all of the properties and assets included in the Purchased Assets. The Selling Entities have the power and right to use, transfer, sell, convey, assign and deliver, and shall at Closing transfer, sell convey, assign and deliver to the Buyer, the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances with respect to the Assumed Real Property Lease. The delivery to the Buyer at the Closing of the Transaction Documents, together with the Sale Order, will vest in Buyer good and marketable title in all material respects to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances with respect to the Assumed Real Property Lease.

(b) Each Selling Entity has valid leasehold interests in all material respects in the real property leased pursuant to the Real Property Lease (the “Seller Properties”), in each case sufficient to conduct the Business as currently conducted and free and clear of all Encumbrances (other than Permitted Encumbrances and except to the extent that such Encumbrances will not be enforceable against the Real Property Lease following the Closing in accordance with the Sale Order), assuming the timely discharge of all obligations owing under or related to the Seller Properties.

Section 5.11 Environmental Matters.

(a) Except as has not had, or would not reasonably be expected to result in a Material Adverse Effect, none of the Selling Entities has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release regarding any Hazardous Materials, the subject matter of which has not been resolved.

(b) Except as has not had, or would not reasonably be expected to result in a Material Adverse Effect, none of the Selling Entities has any material unresolved obligations pursuant to any consent decree or consent order or is otherwise subject to any material unresolved obligations pursuant to any judgment, decree, or judicial or administrative order, in each case, relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials.

(c) Except as has not had, or would not reasonably be expected to result in a Material Adverse Effect, the Selling Entity has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, nor, to the Knowledge of the Seller, exposed any Person to, any Hazardous Materials except in compliance in all material respects with Environmental Laws.

Section 5.12 Brokers. Except for Ducera Partners LLC or as set forth in Section 5.12 of the Seller Disclosure Schedule, none of the Selling Entities have used any investment banker, broker, finder or similar agent in connection with the Transactions, and no Person is entitled to any investment banker, brokerage, financial advisory, finder’s or other similar fee or commission payable by any Selling Entity in connection with the Transactions.

Section 5.13 OFAC; Foreign Corrupt Practices Act; Anticorruption Laws.

(a) Except as has not had, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, no Selling Entity, to the Knowledge of Seller, any director, officer, or employee acting on behalf of such Selling Entity, is listed in a sanctions-related list of designated persons administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(b) Except as has not had, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, no Selling Entity or, to the Knowledge of the Seller, any director, officer, agent, employee or other person acting on behalf of such Selling Entity has during the past three (3) years prior to the date hereof, in the course of its actions for, or on behalf of, such Selling Entity violated Anticorruption Laws.

(c) Except as has not had, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Selling Entities have implemented and maintain in effect policies and procedures that are reasonably designed to promote compliance by the Selling Entities with Anticorruption Laws.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Selling Entities as follows:

Section 6.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and, to the extent applicable, in good standing (or its equivalent) under the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is being conducted on the date hereof. The Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except for those licenses or qualifications the absence of which would not prevent or materially delay the consummation of the Transactions.

Section 6.2 Authority Relative to this Agreement. The Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform and comply with each of its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is party, the performance and compliance by the Buyer with each of its obligations herein and therein and the consummation by the Buyer of the Transactions have been duly and validly authorized and approved by all necessary corporate or other action on the part of the Buyer and no other corporate or other proceedings on the part of the Buyer and no stockholder votes are necessary to authorize this Agreement, the other Transaction Documents to which it is party or the performance or consummation by the Buyer of the Transactions. The Buyer has duly and validly executed and delivered this Agreement, and the other Transaction Documents to which it is party will be duly executed and delivered by the Buyer and, assuming the due and valid authorization, approval, execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents, this Agreement and the other Transaction Documents to which the Buyer is party constitutes or will constitute the Buyer’s legal, valid and binding obligation, enforceable against the Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.3 No Violation; Consents.

(a) The authorization, execution and delivery of this Agreement or the other Transaction Documents by the Buyer does not and will not, and the performance by the Buyer of this Agreement and the other Transaction Documents to which it is party will not, with or without notice, lapse of time or both, (i) conflict with or violate any provision of the organizational documents of the Buyer, (ii) assuming that all consents, approvals, authorizations and permits described in Section 6.3(b) have been obtained and all filings and notifications described in Section 6.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to the Buyer or its Affiliates, or by which any property or asset of the Buyer is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Buyer, pursuant to, any Contract or Permit to which the Buyer is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Transactions.

(b) Assuming the accuracy of the representations and warranties of the Selling Entities in Section 5.3(a), the execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is party does not and will not, and the consummation by the Buyer of the Transactions and compliance by the Buyer with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) compliance with any applicable requirements under the Regulatory Laws, (ii) the entry of the Sale Order by the Bankruptcy Court or (iii) such other Consents where failure to obtain such Consents would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the Transactions.

Section 6.4 Legal Proceedings and Orders. Except for the Bankruptcy Case, there is no Proceeding pending, or, to the Knowledge of the Buyer, threatened that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the Transactions, and the Buyer is not subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the Transactions.

Section 6.5 Brokers. The Buyer has not used any investment banker, broker, finder or similar agent in connection with the Transactions, and no Person is entitled to any investment banker, brokerage, financial advisory, finder’s or other similar fee or commission payable by the Buyer or any of its Affiliates in connection with the Transactions. Any such fees shall be paid in full by the Buyer.

Section 6.6 Sufficient Funds. Buyer has, and will on the Closing Date have, unrestricted cash on hand or available under its credit arrangements sufficient to pay all amounts required to be paid by Buyer at the Closing pursuant to the terms of Article III, and all of its and its representatives’ fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.7 Solvency. Immediately after giving effect to the Transactions, the Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debt (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Seller. In connection with the Transactions, the Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 6.8 Certain Arrangements. As of the date hereof, other than in the ordinary course of business there are no Contracts, undertakings, commitments, agreements or obligations, whether written or oral, between the Buyer, on the one hand, and any Affiliate or member of the management of the Selling Entities or the Acquired Subsidiaries or their respective board of directors or board of managers (or applicable governing body of any Affiliate of the Selling Entities or the Acquired Subsidiaries), any holder of equity or debt securities of the Selling Entities or the Acquired Subsidiaries, or any lender or creditor of the Selling Entities or the Acquired Subsidiaries or any of their Affiliates, on the other hand, (a) relating in any way to the acquisition of the Purchased Assets, the assumption of the Assumed Liabilities or the Transactions or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of the Selling Entities or the Acquired Subsidiaries to entertain, negotiate or participate in any of the Transactions.

Section 6.9 Non-Foreign Person. The Buyer is not a “foreign person” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Further, the Buyer is not a “foreign person” as defined in 22 C.F.R. 120.63.

Section 6.10 Foreign Interests. No foreign government, agency of a foreign government, or representative of a foreign government; no business enterprise or other entity organized, chartered or incorporated under the laws of any country other than the United States or its territories; nor any person who is not a citizen or national of the United States (i) owns a voting interest in Buyer sufficient to elect, or is otherwise entitled to representation on, Buyer’s governing board; (ii) has or will have the ability to access classified information in the possession of any cleared facility of any subsidiary of Buyer; or (iii) has the power, direct or indirect (whether or not exercised, and whether or not exercisable through the ownership of Buyer’s securities, by contractual arrangements or other means), to direct or decide matters affecting the management or operations of Buyer (the affiliations described in clauses (i), (ii) or (iii), “Foreign Interests”), in a manner that may result in unauthorized access to classified information or may adversely affect the performance of classified contracts. No fact or circumstance related to the Buyer or its ownership would preclude or delay national security classification clearance in a manner that would materially delay Buyer’s ability to perform its obligations under this Agreement.

ARTICLE VII
COVENANTS OF THE PARTIES

Section 7.1 Conduct of Business of Selling Entities. Except (u) as set forth on Section 7.1 of the Seller Disclosure Schedule, (v) any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, (w) as required by applicable Law, Order or a Governmental Authority, (x) to the extent related to an Excluded Asset or an Excluded Liability, (y) as contemplated or required by the terms of any Transaction Document, or (z) as otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement in accordance with its terms:

(a) each of the Selling Entities shall use commercially reasonable efforts to preserve intact in all material respects the Purchased Assets; and

(b) the Selling Entities shall not:

(i) sell, lease (as lessor), transfer or otherwise dispose of (or permit to become subject to any additional material Encumbrance, other than (A) Permitted Encumbrances, (B) Encumbrances arising under any Order of the Bankruptcy Court relating to the use of cash collateral (as defined in the Bankruptcy Code) or (C) Encumbrances arising in connection with any debtor-in-possession financing of the Selling Entities) any Purchased Assets;

(ii) amend in any material or adverse respect or voluntarily terminate any Assumed Real Property Lease, other than in the Ordinary Course of Business; provided, that no Selling Entity shall be required to enter into any extension or amendment with respect to the Assumed Real Property Lease that would otherwise terminate prior to the Closing;

(iii) merge or consolidate with or into any legal entity, dissolve, liquidate or otherwise terminate its existence;

(iv) amend the certificate of incorporation, bylaws or comparable organizational documents of any Selling Entity in a manner that would reasonably be expected to materially delay or impede the Selling Entities’ ability to consummate the Transactions; or

(v) authorize any of the foregoing, or commit or agree to do any of the foregoing.

Section 7.2 Conduct of Business of the Buyer. The Buyer agrees that, between the date of this Agreement and the Closing, it shall not, and shall cause its Affiliates not to, directly or indirectly, take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions, except as required by any Order of the Bankruptcy Court, as required by applicable Law, or as otherwise consented to in writing by the Seller.

Section 7.3 Access to and Delivery of Information; Maintenance of Records.

(a) From the entry of the Sale Order until the earlier of the Closing and the termination of this Agreement, to the extent permitted by applicable Law, the Selling Entities shall, during ordinary business hours and upon reasonable prior notice (i) give the Buyer and the Buyer’s Representatives reasonable access to the Seller’s accountants, counsel, financial advisors and other authorized outside representatives, officers and senior management in their respective principal places of business, all books, records and other documents and data in the locations in which they are normally maintained, and all offices and other facilities of the Selling Entities related to the Purchased Assets; provided, however, that, in connection with such access, the Buyer and the Buyer’s Representatives shall minimize disruption to the Business and shall not disrupt the Bankruptcy Case and the Auction; provided, further, that in connection with the Buyer’s and/or the Buyer’s Representatives’ access of such offices and other facilities, the Buyer and/or the Buyer’s Representatives shall be accompanied at all times by a representative of the Selling Entities unless the Seller otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities, (ii) permit the Buyer and the Buyer’s Representatives to make such reasonable inspections and copies of all books, records and other documents of the Selling Entities related to the Purchased Assets as the Buyer may reasonably request and (iii) furnish the Buyer with such reasonably available financial and operating data and other information as the Buyer and the Buyer’s Representatives may from time to time reasonably request. Notwithstanding anything to the contrary set forth in this Section 7.3, no access to, or examination of, any information or other investigation shall be permitted to the extent that it would require disclosure of information subject to attorney-client, attorney work product or other privilege, or would reasonably be expected to breach or violate any Contract to which any Selling Entity is a party (or is bound by or whose assets or properties are bound by or subject to) or any applicable Law. The Buyer agrees to, and will cause its Representatives to, sign any access letters required in connection with any such provision of information or access or the conduct of any such investigation or examination contemplated by this Section 7.3(a) and Section 7.3(b).

(b) Between the Closing Date and the complete dissolution and liquidation of the Selling Entities, the Buyer and the Buyer’s Representatives shall have reasonable access to the Selling Entities’ books and records, including all information pertaining to the Assumed Real Property Lease, in the possession of the Selling Entities to the extent that (i) such books, records and information relate to any period prior to the Closing Date and are not already in the possession of the Buyer or the Buyer’s Representatives and (ii) such access is reasonably required by the Buyer in connection with the Assumed Liabilities or the Purchased Assets. Such access shall be afforded by the Seller upon receipt of reasonable advance notice and during normal business hours and without undue disruption to its business or that of any other Selling Entity. If any of the Selling Entities shall desire to dispose of any books and records constituting Excluded Assets prior to its dissolution, the Seller shall (x) give the Buyer at least thirty (30) days prior written notice of such disposition and (y) give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such books and records exclusively relating to the Purchased Assets and the Assumed Liabilities as the Buyer may select and/or to copy at the Buyer’s sole cost and expense such books and records exclusively relating to the Purchased Assets and the Assumed Liabilities as the Buyer may select.

(c) Between the Closing Date and the complete dissolution and liquidation of the Selling Entities, the Selling Entities and their Representatives shall have reasonable access to all of the books and records of the Selling Entities delivered to the Buyer at Closing or pursuant to Section 7.3(b) above, including all Documentary Materials and all other information pertaining to the Assumed Real Property Lease to the extent that (i) such books, records and information relate to any period prior to the Closing Date and (ii) such access is reasonably required by the Debtor Entities in connection with the Bankruptcy Case, the Excluded Liabilities or the Excluded Assets. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours and without undue disruption to its business, and the Buyer shall permit the Selling Entities and their Representatives to make such reasonable copies of such books, records and information as they may reasonably request.

(d) Between the Closing Date and the complete dissolution and liquidation of the Selling Entities, the Selling Entities and their Representatives shall have reasonable access to, and the reasonable assistance of, the employees of the Buyer, and to the assets, software and systems of the Buyer, in connection with the winding down of any remaining business and assets of the Selling Entities, the dissolution and liquidation of the Selling Entities, and the performance of the obligations of the Selling Entities hereunder and under the other Transaction Documents, and the Buyer shall cooperate, to the extent reasonably requested, therewith; provided, however, that such access or assistance does not interfere in any material respect with the operation of the Business following the Closing; and provided, further, that should the Selling Entities request assistance above and beyond that contemplated by this Section 7.3(d) (e.g., as to the incurrence by the Buyer of out-of-pocket expenses), the Buyer will cooperate reasonably with the Selling Entities subject to the Selling Entities’ reimbursement of such actual out-of-pocket expenses.

(e) Except as expressly contemplated by this Agreement, the Buyer and its Affiliates and their respective Representatives (including counsel, accountants and financial advisors) shall not contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, licensee, licensor, distributor, noteholder or other material business relation of the Selling Entities prior to the Closing with respect to the Selling Entities, the Business or the Transactions, without the prior written consent of the Seller for each such contact.

(f) All information obtained by the Buyer or the Buyer’s Representatives pursuant to this Section 7.3 shall be subject to the terms of the Confidentiality Agreement.

Section 7.4 Expenses. Except to the extent otherwise specifically and expressly provided herein or in the Sale Order, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such costs and expenses.

Section 7.5 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, at all times prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions.

(b) From time to time, on or after the Closing Date until the dissolution and liquidation of the Selling Entities, as and when requested by either Party and at such requesting Party’s expense, the other Party will execute and deliver, or cause to be executed and delivered, all such further conveyances, notices, assumptions, assignments, documents and other instruments as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions (including for the avoidance of doubt, the transfer and conveyance of any Purchased Assets that may be in the possession of the Selling Entities or their Affiliates to the Buyer).

(c) Except as set forth herein, nothing in this Section 7.5 shall (i) require the Selling Entities to make any expenditure or incur any obligation on their own or on behalf of the Buyer, (ii) prohibit any Selling Entity from ceasing operations or winding up its affairs following the Closing, or (iii) prohibit the Selling Entities from taking such actions as are necessary to conduct the Auction, as are required by the Bankruptcy Court or as would otherwise be permitted under Section 7.1.

Section 7.6 Public Statements. Unless (a) required by or necessary to (in the reasonable judgment of the disclosing Party after consultation with counsel) comply with applicable Law or the rules or regulations of any applicable securities exchange, and (b) except for disclosure of matters that become a matter of public record as a result of the Bankruptcy Case and any filings or notices related thereto, the Buyer, on the one hand, and the Selling Entities, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the Transactions or the activities and operations of the other Parties and shall not issue any such release or make any such statement without the prior written consent of the Seller or the Buyer, respectively (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.7 Tax Matters.

(a) Any sales, use, goods and services, harmonized sales, property transfer or gains, documentary, stamp, registration, recording, value added, or similar Tax payable in connection with the sale or transfer of the Purchased Assets and the assumption of the Assumed Liabilities (“Transfer Taxes”) shall be borne and paid by the Buyer. The Buyer shall pay any Transfer Taxes to the relevant Governmental Authorities as required by applicable Law, or reimburse Seller for any Transfer Taxes that are the responsibility of Buyer pursuant to this Section 7.7(a), but that are paid by the Seller, within five (5) Business Days of the Seller providing Buyer with a receipt or other documentation from a Governmental Authority that such Transfer Tax was paid. The Selling Entities and the Buyer shall (and shall cause their respective Affiliates to) use their best efforts and cooperate in good faith to minimize the incidence of any Transfer Taxes, including by ensuring that delivery of the Purchased Assets is completed via electronic means to the maximum extent possible. The party required by Law shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes as required by applicable Tax Law, and the other Party shall cooperate in preparation of such Tax Returns.

(b) For purposes of this Agreement, all Taxes and Tax Liabilities with respect to the Purchased Assets that relate to the Straddle Period shall be apportioned between the Pre-Closing Tax Period and Post-Closing Tax Period as follows: (i) in the case of property and similar Taxes on a per-diem basis, and (ii) in the case of all other Taxes (other than Transfer Taxes), as though the taxable year terminated at the close of business on the Closing Date.

(c) The Seller and the Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance as is reasonably necessary for the filing of Tax Returns, the making of any election relating to Taxes, the preparation for any audit or other proceeding by Governmental Authority and the prosecution or defense of any claim, suit or other proceeding relating to any Tax. Such information and assistance shall include providing reasonable access to any of the books and records of the Selling Entities retained by the Selling Entities or delivered to the Buyer at Closing or provided pursuant to Section 7.3(b). Access to books and records shall be afforded upon receipt of reasonable advance notice and during normal business hours.

(d) The Parties agree to treat any payment made from one Party to another pursuant to this Agreement that is not reflected as part of the Purchase Price under this Agreement as an adjustment to the Purchase Price for all income Tax purposes, unless otherwise required by applicable Law.

Section 7.8 International Traffic in Arms Regulations Compliance. The Buyer will not violate, and will not cause any Person to violate, the Arms Export Control Act (22 U.S.C. § 1778) or the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130) in connection with any activities performed pursuant to or in connection to this Agreement.

Section 7.9 Submission for Bankruptcy Court Approval.

(a) All of the Parties shall use their respective commercially reasonable efforts to have the Sale Hearing no later than May 24, 2023 and to have the Sale Order entered no later than 3 Business Days after the conclusion of the Sale Hearing. The Buyer agrees that it will promptly take such actions as are reasonably requested by the Debtor Entities to assist in obtaining entry of such orders, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by the Buyer under this Agreement and the Assumed Real Property Lease and demonstrating that the Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. The Debtor Entities shall give notice under the Bankruptcy Code of the request for entry of the Sale Order to all Persons entitled to such notice, including all Persons that have asserted Encumbrances in the Purchased Assets and all non-debtor parties to the Assumed Real Property Lease, and other appropriate notice, including such additional notice as the Bankruptcy Court shall direct or as the Buyer may reasonably request, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings, or other Proceedings in the Bankruptcy Court relating to this Agreement or the Transactions. The Debtor Entities shall be responsible for making all appropriate filings relating to this Agreement or the Transactions with the Bankruptcy Court, which filings shall be submitted, to the extent practicable, to the Buyer prior to their filing with the Bankruptcy Court for the Buyer’s prior review.

(b) An initial list of the agreements, contracts and other leases that may ultimately constitute the Assumed Real Property Lease (as amended, modified or supplemented from time to time, the “Cure Schedule”) shall be filed no later than the deadline established by the Bidding Procedures Order. The Cure Schedule shall describe the potential Assumed Real Property Lease in sufficient detail to provide adequate notice to the non-debtor parties to such Contracts. The Cure Schedule shall set forth the amounts necessary to cure defaults under the Assumed Real Property Lease shown thereon, as reasonably determined in good faith by the Seller. In cases in which the Seller is unable to establish that a default exists, the relevant cure amount shall be set at $0.00.

(c) Each Debtor Entity and the Buyer shall consult with one another regarding pleadings which any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect, the Bankruptcy Court’s entry of the Sale Order.

(d) Notwithstanding any term of the Assumed Real Property Lease to the contrary, the Sale Order shall provide that any extension or renewal options or other rights contained in the Assumed

Real Property Lease that purport to be personal only to, or exercisable only by, the Debtors, a named entity, or an entity operating under a specific trade name, may, in each case, be freely exercised to their full extent by the Buyer subject to the other applicable terms of the Assumed Real Property Lease.

(e) If the Bidding Procedures Order, the Sale Order or any other orders of the Bankruptcy Court relating to this Agreement or the Transactions shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order and the Sale Order or other such order), subject to rights otherwise arising from this Agreement, the Selling Entities and the Buyer shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion, in each case, that will facilitate consummation of the Transactions.

Section 7.10 Overbid Procedures; Adequate Assurance.

(a) The bidding procedures to be employed with respect to this Agreement and any Auction shall be those set forth in the Bidding Procedures Order. The Buyer agrees to be bound by and accept the terms and conditions of the Bidding Procedures Order as approved by the Bankruptcy Court and acknowledges that the bidding procedures contained in the Bidding Procedures Order may be supplemented by other customary procedures not inconsistent with the matters otherwise set forth therein and the terms of this Agreement.

(b) The Buyer shall provide reasonably adequate assurance as required under the Bankruptcy Code of the future performance by the Buyer of the Assumed Real Property Lease. The Buyer agrees that it will, and will cause its Affiliates to, promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Real Property Lease, including furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making the Buyer’s Representatives available to testify before the Bankruptcy Court.

(c) The Selling Entities and the Buyer agree, and relevant Bankruptcy Court filings shall reflect, the fact, that the provisions of this Agreement, including this Section 7.10, are reasonable, were a material inducement to the Buyer to enter into this Agreement and are designed to achieve the highest and best price for the Purchased Assets.

(d) Nothing in this Agreement, including this Section 7.10, shall require any director or officer of any Selling Entity to violate their fiduciary duties to such Selling Entity. No action or inaction on the part of any director or officer of any Selling Entity that such director or officer reasonably believes is required by their fiduciary duties to such Selling Entity shall be limited or precluded by this Agreement; provided, however, that no such action or inaction shall prevent the Buyer from exercising any termination rights it may have hereunder as a result of such action or inaction.

Section 7.11 Transfer of Purchased Assets; Payments Received.

(a) The Buyer will make all necessary arrangements for the Buyer to take possession of the Purchased Assets, and, at the Buyer’s expense, to transfer the same to a location owned or operated by the Buyer, to the extent necessary, as promptly as practicable following the Closing.

(b) Between the Closing Date and the complete dissolution and liquidation of the Selling Entities, the Selling Entities, on the one hand, and the Buyer, on the other hand, each agree that each will hold and will promptly transfer and deliver to the other, from time to time as and when received by such Party or its Affiliates, any cash, checks with appropriate endorsements or other property that such party or its Affiliates may receive on or after the Closing which properly belongs to the Buyer or a Selling Entity, respectively, or their respective Affiliates.

Section 7.12 Name Changes. Promptly (but in no event later than thirty (30) days) following the Closing Date, the Buyer shall use its commercially reasonable efforts to, and shall cause its controlled Affiliates to use their respective commercially reasonable efforts to, obliterate, mask or remove all Business Names from all Purchased Assets that are public facing assets. The Seller’s only permitted use of the Business Names shall be as a former name for legal and noticing purposes in connection with the Bankruptcy Cases in other legal documents, and to otherwise reference the historic relationship between the Seller and the Purchased Assets.

Section 7.13 Purchased Assets “AS IS;” Certain Acknowledgements.

(a) The Buyer agrees, warrants and represents that (i) the Buyer is purchasing the Purchased Assets on an “AS IS” and “WITH ALL FAULTS” basis based solely on the Buyer’s own investigation of the Selling Entities, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities and the Business, and (ii) neither the Selling Entities nor any of the Seller’s Representatives has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Selling Entities, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities or the Business, the financial performance of the Selling Entities, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities or the Business, or the physical condition of the Purchased Assets, except as expressly set forth in Article V (as modified by the Seller Disclosure Schedule). The Buyer further acknowledges that the consideration for the Purchased Assets specified in this Agreement has been agreed upon by the Selling Entities and the Buyer after good-faith arms-length negotiation in light of the Buyer’s agreement to purchase the Purchased Assets “AS IS” and “WITH ALL FAULTS.” The Buyer agrees, warrants and represents that, except for the express representations and warranties of the Selling Entities set forth in Article V of this Agreement (as modified by the Seller Disclosure Schedule), the Buyer has relied, and shall rely, solely upon its own investigation of all such matters, and that the Buyer assumes all risks with respect thereto. EXCEPT AS SET FORTH IN ARTICLE V OF THIS AGREEMENT (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), THE SELLING ENTITIES MAKE NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE BUSINESS OR THE SELLING ENTITIES, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE EXCLUDED ASSETS, THE EXCLUDED LIABILITIES OR THE BUSINESS.

(b) The Buyer acknowledges and agrees that it (i) has had an opportunity to discuss the Business with the management of the Seller and has been afforded the opportunity to ask questions of and receive answers from management of the Seller, (ii) has had reasonable access to the books and records of the Selling Entities, and (iii) has conducted its own independent investigation of the Selling Entities, the Business, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities and the Transactions. In connection with the investigation by the Buyer, the Buyer has received or may receive from the Selling Entities certain projections, forward-looking statements and other forecasts and certain business plan information. The Buyer acknowledges and agrees neither the Selling Entities nor any other Person will have or be subject to any Liability or indemnification obligation to the Buyer or any other Person resulting from the distribution to, or use by, the Buyer or any of its Affiliates or any of the Buyer’s Representatives of any information provided to the Buyer or any of its Affiliates or any of the Buyer’s Representatives by the Selling Entities or any of the Seller’s Representatives, including any information, documents, projections, forward-looking statements, forecasts or business plans or any other material made available in any “data room,” any confidential information memoranda or any management presentations in expectation of or in connection with the Transactions.

(c) Except for the representations and warranties contained in Article V (as modified by the Seller Disclosure Schedule), the Buyer acknowledges that none of the Selling Entities nor any other Person on behalf of any Selling Entity makes any express or implied representation or warranty with respect to the Selling Entities, the Purchased Assets, the Excluded Assets, the Excluded Liabilities or the Business, or with respect to any information provided to the Buyer or any of its Affiliates or any Representative of the Buyer, and the Selling Entities hereby disclaim any other representations or warranties made by the Selling Entities or any other Person with respect to the execution and delivery of this Agreement, the Selling Entities, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities, the Business or the Transactions. The Buyer has not relied on any representation, warranty or other statement by any Person on behalf of the Selling Entities, other than the representations and warranties of the Selling Entities expressly contained in Article V (as modified by the Seller Disclosure Schedule). The Buyer acknowledges and agrees that the representations and warranties set forth in Article V (as modified by the Seller Disclosure Schedule) are made solely by the Selling Entities, and no Affiliate of the Selling Entities, Representative of the Seller or other Person shall have any responsibility or Liability related thereto.

Section 7.14 Release.

(a) Effective as of the Closing, the Buyer, on behalf of itself and the other Buyer Related Parties (each, a “Buyer Releasing Party”) hereby unconditionally and irrevocably and forever releases and discharges the Seller Related Parties and their respective present or former directors, managers, officers, employees, owners, advisors, representatives or agents (each, a “Seller Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity, including in each case any of the foregoing that are Purchased Assets or Assumed Liabilities under this Agreement that such Buyer Releasing Party ever had, now has or ever may have or claim to have against any Seller Released Party, relating to the negotiation or execution of this Agreement or any of the Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby arising prior to the Closing; provided, however, that such release and discharge shall not apply to any rights arising under this Agreement or any other Transaction Document. The Buyer hereby covenants to, and to direct each other Buyer Releasing Party to, not sue any Seller Released Party in any Proceeding for any of the items released in the preceding sentence, and the Buyer agrees that in the event that any such Proceeding shall be commenced, the covenant not to sue contained in this Section 7.14(a) shall constitute a complete defense to any such Proceeding so instituted.

(b) Without limiting the foregoing, the Buyer, on behalf of itself and the other Buyer Releasing Parties, expressly waives and releases any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” The Buyer, on behalf of itself and the other Buyer Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The Buyer, on behalf of itself and the other Buyer Releasing Parties, understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. The Buyer, on behalf of itself and the other Buyer Releasing Parties, acknowledges that each Seller Released Party will be relying on the waivers and releases provided in this Section 7.14 in connection with entering into this Agreement and that this Section 7.14 is intended for the benefit of, and will grant express third party beneficiary rights to each Seller Released Party to enforce this Section 7.14.

(c) Notwithstanding anything to the contrary herein or otherwise, each beneficiary of a release under this Section 7.14 shall be an express third party beneficiary of this Section 7.14 with the full power to enforce the terms of this Section 7.14 as if it were a party to this Agreement for such purpose.

Section 7.15 Withholding. Notwithstanding anything herein to the contrary, any Selling Entity, the Buyer or any of their respective Affiliates shall be entitled to deduct and withhold from any amounts payable by them pursuant to this Agreement such amounts (and only such amounts) as it is required to deduct and withhold with respect to such payment under any provision of U.S. federal, state, local or non-U.S. Tax Law. The Buyer shall notify the Seller of its intention to deduct or withhold no later than five (5) Business Days prior to any such deduction or withholding, and shall cooperate in good faith with the Seller and its Affiliates to minimize any such deduction and withholding. Any amounts so deducted and withheld in accordance with this Section 7.15 and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Party that would otherwise have received such amount but for the required deduction or withholding.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each Party to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver in a joint writing by the Buyer and the Seller, at or prior to the Closing, of the following conditions:

(a) (i) no Law or final, non-appealable Order shall have been enacted, entered, promulgated, adopted, issued or enforced by the Bankruptcy Court or any other Governmental Authority having competent jurisdiction that is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated hereby, and (ii) no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of prohibiting the consummation of any of the transactions contemplated by this Agreement; and

(b) the Bankruptcy Court shall have entered a Sale Order and such Sale Order shall be unstayed and in full force and effect.

Section 8.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of the following additional conditions:

(a) the Selling Entities shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by the Selling Entities on or prior to the Closing Date;

(b) (i) the representations and warranties of the Selling Entities set forth in Article V (other than the Seller Fundamental Representations, Section 5.7 (Absence of Certain Developments) and Section 5.10 (Title to Purchased Assets; Real Property)), disregarding for these purposes any exception in such representations and warranties relating to materiality or a Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date), except for such failures to be true and correct as would not reasonably be expected to have a Material Adverse Effect, (ii) the representations and warranties set forth in Section 5.1 (Organization, Standing and Corporate Power) and Section 5.2 (Authority; Execution and Delivery; Enforceability) and Section 5.12 (Brokers) (collectively, the “Seller Fundamental Representations”), disregarding for these purposes any exception in such representations and warranties relating to materiality or a Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date), and (iii) the representations and warranties set forth in Section 5.7(a) (Absence of Certain Developments) and Section 5.10 (Title to Purchased Assets; Real Property) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

(c) the Buyer shall have received a certificate from an officer of the Seller to the effect that the conditions set forth in Section 8.2(a) and (b) have been satisfied;

(d) the Buyer shall have received the other items to be delivered to it pursuant to Section 4.2; and

Any condition specified in this Section 8.2 may be waived by the Buyer; provided, however, that no such waiver shall be effective against the Buyer unless it is set forth in a writing executed by the Buyer.

Section 8.3 Conditions to Obligations of the Selling Entities. The obligation of the Selling Entities to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of the following additional conditions:

(a) the Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by the Buyer on or prior to the Closing Date;

(b) (i) the representations and warranties of the Buyer set forth in Article VI (other than the Buyer Fundamental Representations), disregarding for these purposes any exception in such representations and warranties relating to materiality, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date), except for such failures to be true and correct as would not reasonably be expected to have a material adverse effect on the Buyer or its ability to consummate the Transactions, and (ii) the representations and warranties set forth in Section 6.1 (Organization and Good Standing) and Section 6.2 (Authority Relative to this Agreement) (collectively, the “Buyer Fundamental Representations”), disregarding for these purposes any exception in such representations and warranties relating to materiality, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date);

(c) the Seller shall have received a certificate from an officer of the Buyer to the effect that the conditions set forth in Section 8.3(a) and (b) have been satisfied; and

(d) the Seller shall have received the other items to be delivered to it pursuant to Section 4.3.

Any condition specified in this Section 8.3 may be waived by the Seller; provided, however, that no such waiver shall be effective against the Seller unless it is set forth in a writing executed by the Seller.

Section 8.4 Frustration of Closing Conditions. None of the Selling Entities or the Buyer may rely on or assert the failure of any condition set forth in Article VIII to be satisfied if such failure was proximately caused by such Party’s failure to comply with this Agreement in all material respects.

ARTICLE IX
TERMINATION; WAIVER

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) mutual written consent of the Seller and the Buyer;

(b) the Seller or the Buyer, if (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or (ii) consummation of the Transactions would violate any nonappealable final order, decree or judgment of the Bankruptcy Court or any other Governmental Authority having competent jurisdiction; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have used its reasonable best efforts to challenge such Law, order, decree or judgment; provided, further, that no termination may be made by a Party under this Section 9.1(b) if the issuance of such order, decree or judgment was caused by such Party’s material breach of any of its representation, warranties, covenants or agreements hereunder;

(c) the Seller or the Buyer, if following the entry of the Bidding Procedures Order but prior to the entry of Sale Order, the Bidding Procedures Order ceases to be in full force and effect, or is revoked, rescinded, vacated, reversed or stayed, or otherwise rendered ineffective by a court of competent jurisdiction;

(d) the Seller, if:

(i) any of the representations and warranties of the Buyer contained in Article VI shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date prior to the Closing Date (as if made on and as of such date prior to the Closing Date), such that the condition set forth in Section 8.3(b) would not then be satisfied; or

(ii) the Buyer shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by the Buyer prior to the Closing Date, such that the condition set forth in Section 8.3(a) would not then be satisfied;

provided, however, that if an inaccuracy in any of the representations and warranties of the Buyer or a failure to perform or comply with a covenant or agreement by the Buyer is curable by the Buyer within ten (10) Business Days after the date of written notice from the Seller to the Buyer of the occurrence of such inaccuracy or failure, then the Seller may not terminate this Agreement under this Section 9.1(d) on account of such inaccuracy or failure (x) prior to delivery of such written notice to the Buyer or during the ten (10) Business Day period commencing on the date of delivery of such notice or (y) following such ten (10) Business Day period, if such inaccuracy or failure shall have been fully cured during such ten (10) Business Day period; provided, further, that that no termination may be made by the Seller under this Section 9.1(d) if the Seller is in material breach of any of its representation, warranties, covenants or agreements hereunder;

(e) the Buyer, if:

(i) any of the representations and warranties of the Selling Entities contained in Article V shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date prior to the Closing Date (as if made on and as of such date prior to the Closing Date), such that the condition set forth in Section 8.2(b) would not then be satisfied; or

(ii) the Selling Entities shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by the Selling Entities prior to the Closing Date, such that the condition set forth in Section 8.2(a) would not then be satisfied;

provided, however, that if an inaccuracy in any of the representations and warranties of the Selling Entities or a failure to perform or comply with a covenant or agreement by any of the Selling Entities is curable by it within ten (10) Business Days after the date of written notice from the Buyer to the Seller of the occurrence of such inaccuracy or failure, then the Buyer may not terminate this Agreement under this Section 9.1(e) on account of such inaccuracy or failure (x) prior to delivery of such written notice to the Seller or during the ten (10) Business Day period commencing on the date of delivery of such notice or (y) following such ten (10) Business Day period, if such inaccuracy or failure shall have been fully cured during such ten (10) Business Day period; provided, further, that that no termination may be made by the Buyer under this Section 9.1(e) if the Buyer is in material breach of any of its representation, warranties, covenants or agreements hereunder;

(f) the Buyer or the Seller, if the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code and neither such dismissal nor conversion expressly contemplates the Transactions;

(g) the Seller, if the Seller or the board of directors (or similar governing body) of the Seller determines, in good faith and after consultation with its legal and other advisors, that proceeding with the Transactions or failing to terminate this Agreement would be inconsistent with its or such Person’s or body’s fiduciary duties;

(h) the Buyer or the Seller, if the Closing has not occurred by July 15, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(h) shall not be available to any Party if such Party is then in material breach of this Agreement and such breach is the primary cause of the failure of the Closing to occur prior to such date; or

(i) the Seller, if (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions to Closing that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur), (ii) the Seller has confirmed in writing that it is ready, willing and able to consummate the Closing, and (ii) the Buyer has failed to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 4.1.

Section 9.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either the Seller or the Buyer pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties; provided, however, that (a) subject to Section 3.2, no Party shall not be relieved of or released from any Liability arising from any intentional breach by such Party of any provision of this Agreement by such Party, (b) no Party shall be relieved of, or released from, any Liability arising from Fraud by such Party, and (c) this Section 9.2,

Section 3.2, Section 7.3(d), Article X (other than Section 10.13) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 9.3 Extension; Waiver. At any time prior to the Closing, the Seller (on behalf of each of the Selling Entities), on the one hand, or the Buyer, on the other hand, may, to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the Buyer (in the case of an agreed extension by the Seller) or the Seller (in the case of an agreed extension by the Buyer), (b) waive any inaccuracies in the representations and warranties of the Buyer (in the case of a wavier by the Seller) or the Seller (in the case of a waiver by the Buyer) contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the covenants or agreements of the Buyer (in the case of a wavier by the Seller) or the Seller (in the case of a waiver by the Buyer) contained herein, or (d) waive any condition to its obligations hereunder. Any agreement on the part of the Seller (on behalf of each of the Selling Entities), on the one hand, or the Buyer, on the other hand, to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Seller or the Buyer, as applicable. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument signed by the Seller, on behalf of each of the Selling Entities, and the Buyer.

Section 10.2 Survival. None of the representations and warranties of the Parties in this Agreement, in any instrument delivered pursuant to this Agreement, or in the Schedules or Exhibits attached hereto shall survive the Closing, and no Party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such representation or warranty from or after the Closing. None of the covenants or agreements of the Parties in this Agreement shall survive the Closing, and no Party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such covenant or agreement from or after the Closing, other than (a) the covenants and agreements of the Parties contained in this Article X, Article III and Article IV, (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, which shall survive the consummation of the Transactions until fully performed, (c) any rights or remedies of any Person for breach of any such surviving covenant or agreement and (d) any Liability on account of Fraud.

Section 10.3 Notices. All notices or other communications required or permitted under, or otherwise made in connection with, this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when delivered in person, (b) when sent if delivered or transmitted by email (provided, no “bounce back” or notice of non-delivery is generated), (c) upon receipt after dispatch by registered or certified mail, postage prepaid, or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

(a) If to any Selling Entity or the Selling Entities, to:

Virgin Orbit Holdings, Inc.
4022 E. Conant St.
Long Beach, CA
Attention: Derrick Boston
Email: derrick.boston@virginorbit.com

with a mandated copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill
Jason Morelli
George Klidonas
Email: justin.hamill@lw.com
jason.morelli@lw.com
george.klidonas@lw.com

(b) If to the Buyer, to:

Rocket Lab USA, Inc.
3881 McGowen Street
Long Beach, California 90808
Attention: Stephen Ananias

Arjun Kampani
Email: s.ananias@rocketlabusa.com

a.kampani@rocketlabusa.com

with a mandated copy (which shall not constitute notice) to:

Goodwin Procter LLP
601 Marshall St.
Redwood City, California 94063
Attention: Stuart Ogg
Micheal Reagan
Debora Hoehne
Email: sogg@goodwinlaw.com;
mreagan@goodwinlaw.com
dhoehne@goodwinlaw.com

Section 10.4 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Any attempted or purported assignment in violation of this Section 10.4 will be deemed void ab initio. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, including, in the case of the Selling Entities, the trustee in the Bankruptcy Case.

Section 10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.6 Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.

Section 10.7 Acknowledgement and Release; Non-Recourse.

(a) The Buyer acknowledges that the Selling Entities are the sole Persons bound by, or liable with respect to, the obligations and Liabilities of the Selling Entities under this Agreement and the other Transaction Documents, and that no Affiliate of any Selling Entity or any of their respective subsidiaries or any current or former officer, director, stockholder, agent, attorney, employee, representative, advisor or consultant of any Selling Entity or any such other Person shall be bound by, or liable with respect to, any aspect of this Agreement and the other Transaction Documents. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Person that is not a party hereto shall have any liability for any Liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall any party hereto or any of its Affiliates, and the Parties hereby agree not to and to cause their respective Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Person not a party to this Agreement

(b) Notwithstanding anything to the contrary herein or otherwise, each beneficiary of this Section 10.7 shall be an express third party beneficiary of this Section 10.7 with the full power to enforce the terms of this Section 10.7 as if it were a party to this Agreement for such purpose.

Section 10.8 Certain Limitations. IN NO EVENT SHALL A PARTY BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY LOSSES ARISING FROM OR RELATED TO THIS AGREEMENT THAT ARE IN THE NATURE OF LOST PROFITS OR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INCIDENTAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 10.9 Submission to Jurisdiction; WAIVER OF JURY TRIAL.

(a) Any action, claim, suit or Proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court). Each Party hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) in respect of any action, claim, suit or Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder, and agrees that it will not bring any action arising out of, based upon or related thereto in any other court. Each Party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any such action, claim, suit or Proceeding, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 10.3, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper or (iii) this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, claim, suit or Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder or thereunder, shall be properly served or delivered if delivered in the manner contemplated by Section 10.3.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF.

Section 10.10 Counterparts. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), DocuSign, electronic signature or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail or that any signature is in facsimile or electronic format (including .pdf or DocuSign) as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 10.11 Incorporation of Schedules and Exhibits. All Schedules, the Seller Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

Section 10.12 Entire Agreement. This Agreement (including all Schedules, the Seller Disclosure Schedule and all Exhibits), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto.

Section 10.13 Specific Performance. The Buyer and the Seller agree that irreparable damage may occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or was otherwise breached and that monetary damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement. It is accordingly agreed that, subject to Section 3.2, (i) the Parties shall be entitled to an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions of this Agreement, and any such injunction shall be in addition to any other remedy to which the Parties are entitled, at law or in equity, (ii) the Buyer and the Seller waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the Buyer and the Seller will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. A Party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by such Party in the case of a breach of this Agreement.

Section 10.14 Bulk Sales or Transfer Laws. The Buyer hereby waives compliance by the Selling Entities with the provisions of the bulk sales or transfer Laws of all applicable jurisdictions.

Section 10.15 Seller Disclosure Schedule. The Seller Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement, and it is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of the Seller Disclosure Schedule to the extent the applicability of the disclosure to such other Section or subsection is reasonably apparent on the face of such disclosure without the need for a cross-reference, (b) the disclosure of any matter or item in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein, (c) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception, any violation of Law or breach of Contract or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, (d) the information and disclosures contained therein shall not be construed or otherwise deemed to constitute, any representation, warranty, covenant or obligation of the Selling Entities or any other Person except to the extent explicitly provided in this Agreement, and (e) the disclosures set forth in the Seller Disclosure Schedule shall not be deemed to expand the scope of any, or create any new, representation, warranty, covenant or agreement set forth herein. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Seller Disclosure Schedule or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and neither Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Schedules or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Seller Disclosure Schedule or Exhibits hereto is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Seller Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item. The information contained in this Agreement, in the Seller Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement.

Section 10.16 Mutual Drafting; Headings; Information Made Available. The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The descriptive headings and table of contents contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. To the extent this Agreement refers to information or documents to be made available (or delivered or provided) to the Buyer or its Representatives, the Selling Entities shall be deemed to have satisfied such obligation if the Seller or any of its Representatives has made such information or document available (or delivered or provided such information or document) to the Buyer or any of its Representatives at least two (2) Business Days prior to the date hereof, whether in an electronic data room, via electronic mail, in hard copy format or otherwise.

Section 10.17 Approval of the Bankruptcy Court. Notwithstanding anything herein to the contrary, any and all rights, interests or obligations under this Agreement are subject to approval of the Bankruptcy Court.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above.

VIRGIN ORBIT HOLDINGS, INC.

By: /s/ Daniel M. Hart
Name: Daniel M. Hart
Title: Chief Executive Officer

VIECO USA, INC.

By: /s/ Daniel M. Hart
Name: Daniel M. Hart
Title: Chief Executive Officer

VIRGIN ORBIT, LLC

By: /s/ Daniel M. Hart
Name: Daniel M. Hart
Title: Chief Executive Officer

JACM HOLDINGS, INC.

By: /s/ Daniel M. Hart
Name: Daniel M. Hart
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above.

ROCKET LAB USA, INC.

By: /s/ Adam Spice
Name: Adam Spice
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

Schedule I

1. Vieco USA, Inc., a Delaware corporation

2. Virgin Orbit, LLC, a Delaware limited liability company

3. JACM Holdings, Inc., a Delaware corporation